SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 27, 2007

WORLD ACCEPTANCE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street
Greenville, South Carolina 29607
(Address of Principal Executive Offices)
(Zip Code)

(864) 298-9801

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 27, 2007, the Company entered into an employment agreement with Ms. Kelly M. Malson, its Vice President and Chief Financial Officer. The following summary, which does not purport to be a complete description of this agreement, is qualified by reference to the terms of the agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The employment agreement of Ms. Malson runs for an initial term that expires on August 26, 2010, but is subject to automatic extension for successive one year periods thereafter unless either the Company or the executive gives notice of termination not less than 90 days prior to the date on which the agreement would otherwise be automatically extended. The agreement provides for a current annual base salary of not less than $155,000, subject to annual adjustment as determined by the Compensation and Stock Option Committee (the “Committee”). The agreement further provides for payment, at the Company’s discretion, of annual cash incentive payments and equity or cash based long-term incentive compensation awards in accordance with criteria established by the Board or the Committee. The executive is also entitled to the use of a company automobile and to participate in all other compensation benefits and programs and to receive such other benefits and perquisites as provided under any existing or future program for salaried employees.

Under the agreement, the Company has agreed to provide this executive with long-term disability insurance benefits equal to 60% of the executive’s base salary at the time of disability. The agreement also provides for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreement). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within two years after a change of control of the Company, the executive is generally entitled to receive (i) a lump sum cash payment of accrued salary, unused vacation pay and any unpaid bonus earned for the year prior to the fiscal year in which termination occurs, (ii) a prorated bonus for the portion of the fiscal year in which her termination occurs, generally calculated based on the average of her bonus payments for the preceding three years, (iii) severance pay equal to two years’ base salary and two years’ bonus (generally calculated as the average of the bonus paid to the executive over the three years prior to termination), payable over 24 months and (iv) the continuation of all other welfare and fringe benefits until the earlier of 24 months or such time as the executive becomes employed and eligible for similar benefits from another company from the date of termination.

Under the agreement, Ms. Malson has agreed to observe certain confidentiality and non-compete obligations during the term of employment and for 24 months thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2007

World Acceptance Corporation

By:	/s/ Kelly Malson
Kelly Malson, Vice President and
Chief Financial Officer

Item 9.01.	Financial Statements and Exhibits

(d)       Exhibits

           Exhibit 99.1     Employment Agreement between the Company and Kelly M. Malson, effective August 27, 2007